Cascade Technologies Corp.

December 11, 2009

Via E-Mail

Spectral Molecular Imaging, Inc.
d/b/a Optical Molecular Imaging, Inc.
8591 Skyline Drive
Los Angeles, CA 90046
Attention:  Dr. Daniel Farkas

Re:	Memorandum of Agreement Relating to
The Exchange of Shares for Certain Assets

Ladies and Gentlemen:

The purpose of this memorandum of agreement is to confirm the principal terms of the agreement among Cascade Technologies Corp, a Wyoming corporation (“Cascade”), Spectral Molecular Imaging, Inc., a Nevada corporation which does business as Optical Molecular Imaging, Inc. (“Optical”), and the principal shareholders of Optical, in which Cascade or a newly formed subsidiary of Cascade (as applicable, the “Company”) would acquire in a share exchange (the “Exchange”) with the shareholders (the “Holders”) of Optical all of the issued and outstanding capital stock of Optical (the “Optical Stock”), in consideration of the issuance or transfer of certain shares of preferred stock and common stock of Cascade to the Holders.  In the Exchange, the Company will agree to issue to the Holders 10,000,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”) and 14,678,710 shares of common stock, no par value (“Common Stock”) of Cascade.  Each share of Series A Preferred will initially be convertible into 10 shares of Common Stock of Cascade.  The closing (the “Closing”) of the Exchange will occur as soon as practicable after the date hereof, and in any event within five business days of the date when all conditions to the Closing have been satisfied or waived.  We currently expect to consummate the Closing on or about December 18, 2009.

We have agreed to use our mutual commercially reasonable best efforts to negotiate, sign, and deliver definitive agreements approved by our respective Boards of Directors which will set forth in detail our agreed transactions, upon the following principal terms and conditions:

1.	Exchange.

1.1.
At Closing the Company will (a) issue to the Holders an aggregate of 14,678,710 shares of Common Stock and (b) covenant and agree to issue to the Holders an aggregate of 10,000,000 shares of Series A Preferred upon the filing of Articles of Amendment Setting forth the Designation, Rights and Preferences of the Series A Preferred as provided below.

1.2.
At the Closing, the respective Holders will deliver to the Company the certificates representing the Optical Stock, together with stock powers, duly executed in blank, as set forth on Schedule A hereto.

1.3.
The Closing shall provide for conditions subsequent that an amendment and restatement of the Articles of Incorporation of Cascade and Articles of Amendment Setting forth the Designation, Rights and Preferences of the Series B Preferred as provided below shall have been filed with the Wyoming Secretary of State.

2.	Financing.

2.1.
Concurrent with the Exchange, Cascade shall have concluded a private placement of convertible notes of the Company at a face amount equal to the purchase price therefor and providing for gross proceeds to Cascade of not less than $1.0 million (the “Financing”).  Each such note will be convertible into shares of Series B Convertible Preferred Stock (the “Series B Preferred”) at a price of $.50 per share upon the filing of Articles of Amendment Setting forth the Designation, Rights and Preferences of the Series B Preferred as provided below. The Financing shall provide for conditions subsequent that an amendment and restatement of the Articles of Incorporation of Cascade and Articles of Amendment Setting forth the Designation, Rights and Preferences of the Series B Preferred as provided below shall have been filed with the Wyoming Secretary of State.

3.	Capitalization.

3.1.
Upon consummation of the Exchange and the Financing, and after taking into account (a) the cancelation (the “Cancelation”) of 142,110,816 shares of restricted Common Stock presently outstanding and held by the principal shareholder of Cascade, (b) a 3.64-for-one stock split or a 2.64 share dividend per share (as applicable, the “Split”) to be implemented by Cascade, (c) the issuance by Cascade to Optical of the 10,000,000 shares of Common Stock (the “Common Issuance”), (d) the issuance by Cascade to Optical of the 10,000,000 shares of Series A Preferred (the “Series A Issuance”), and (e) the issuance by Cascade of the not less than 2,000,000 shares of Series B Preferred (the “Series B Exchange”) contemplated in the Financing, the Capitalization of Cascade shall be as set forth in Schedule B hereto.  Unless the context otherwise requires, all computations in this memorandum of agreement assume and give effect to the Exchange, the Financing, the Cancelation, the Split, the Common Issuance, the Series A Issuance, and the Series B Exchange.

4.	Tax Treatment.

4.1.
The parties agree and acknowledge that it is their specific intent that the Exchange shall be structured and consummated in such a manner that the transaction will not be taxable to Cascade, Optical or the Holders pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.  The parties will cooperate to ensure such tax treatment and qualification therefor.

5.	Conditions to Closing.

5.1.	Conditions Precedent or Concurrent. The Closing of the Exchange shall be subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

5.1.1.	Consummation of the Financing.

5.1.2.	Consummation of the Cancelation.

5.1.3.	Consummation of the Split, including requisite approval thereof by the Financial Industry Regulatory Authority, Inc.

5.1.4.	Cascade shall effect the Common Issuance to the Holders.

5.1.5.
Cascade shall have filed with the Secretary of State of the State of Wyoming the Articles of Amendment to the Articles of Incorporation to effect the Split or shall have effected the Split in the form of a share dividend in accordance with the Wyoming Business Corporation Act.

5.1.6.	Cascade’s Board of Directors and shareholders shall have approved the Articles of Restatement of Articles of Incorporation in substantially the form set forth in Schedule C hereto.

5.1.7.
Cascade’s Board of Directors shall have approved the Articles of Amendment Setting forth the Designation, Rights and Preferences for the Series A Preferred in substantially the form set forth in Schedule D hereto.

5.1.8.
Cascade’s Board of Directors shall have approved the Articles of Amendment Setting forth the Designation, Rights and Preferences for the Series B Preferred in substantially the form set forth in Schedule E hereto.

5.1.9.
Certain of the existing directors of Cascade shall have tendered their resignations, subject to and effective upon elapse of the applicable period required under Securities and Exchange Commission (“SEC”) Rule 14f-1.

5.1.10.	The existing directors of Cascade shall have appointed the director designees of Optical, subject to and effective upon elapse of the applicable period required under SEC Rule 14f-1.

5.1.11.	The parties shall have obtained all permits, authorizations, regulatory approvals and third-party consents necessary for the consummation of the Exchange.

5.1.12.	No regulatory or legal action shall be pending which would restrict or inhibit the consummation of the Exchange or any transaction related thereto.

5.1.13.
Optical and the Holders shall have received an opinion of counsel to Optical that the Exchange shall be a tax-free reorganization within the meaning of Sections 354 and 368(a)(1)(B) of the Internal Revenue Code of 1986.

5.2.	Conditions Concurrent or Subsequent. The Closing of the Exchange shall be subject to the satisfaction of the following conditions at or promptly following the Closing:

5.2.1.	Cascade shall file with the SEC a Schedule 14F and mail to Cascade’s shareholders an appropriate notice as required under SEC Rule 14f-1.

5.2.2.	Cascade shall timely file with the SEC a Current Report on Form 8-K announcing the consummation of the Exchange and providing such information as is required by SEC Form 8-K.

5.2.3.
Cascade shall file a Schedule 14C relating to the shareholder action in respect of the Articles of Restatement of Articles of Incorporation in substantially the form set forth in Schedule C hereto with the SEC and mail such notice to shareholders.

5.2.4.	Cascade shall have filed with the Wyoming Secretary of State the Articles of Restatement of Articles of Incorporation in substantially the form set forth in Schedule C hereto.

5.2.5.
Cascade shall have filed with the Secretary of State of the State of Wyoming the Articles of Amendment Setting forth the Designation, Rights and Preferences for the Series A Preferred in substantially the form set forth in Schedule D hereto.

5.2.6.
Cascade shall have filed with the Secretary of State of the State of Wyoming the Articles of Amendment Setting forth the Designation, Rights and Preferences for the Series B Preferred in substantially the form set forth in Schedule E hereto.

5.2.7.	Cascade shall effect the Series A Issuance to the Holders.

5.2.8.	Cascade and the investors in the Financing shall effect the Series B Exchange.

5.2.9.
The Company may vend out the pre-Closing assets of the Company comprising its renewable energy business and any other assets not to be used in or useful to the business of the Company as contemplated to be conducted following the Closing, and, if so, the vendee of such assets shall assume all pre-Closing liabilities of the Company relating to the operation of such assets and indemnify and hold harmless the Company from and against any such liabilities.

6.	Definitive Agreements. The definitive agreements shall include, contain or provide:

6.1.
Representations and Warranties.  Customary and usual representations and warranties by the parties, and, in the case of corporate entities, the principal executive officer shall certify these representations and warranties “to his or her personal knowledge and information.”

6.2.	Special Covenants. Special covenants of Cascade regarding satisfaction of the conditions subsequent to the Exchange, including as provided in paragraph 5.2 above.

6.3.
Conditions.  Conditions to the parties’ obligations to close, including continued accuracy of representations and warranties and compliance with covenants, receipt by all parties of all corporate, regulatory and other third-party approvals and authorizations necessary to consummate the Exchange and completion of all actions, proceedings, instruments, opinions and documents required to carry out the Exchange or incidental thereto and all other related legal matters in a manner satisfactory to counsel for Optical in its sole and absolute discretion.

6.4.	Indemnities. Indemnities with respect to breaches of representations, warranties, covenants and agreements contained in the definitive agreement.

6.5.
Opinions of Counsel.  For the delivery at Closing of favorable opinions of counsel for the corporate parties with respect to customary and usual matters of law covered in transactions of this type, including with respect to such capitalization and issuance matters relating to the Common Stock of Cascade as Optical’s counsel shall require.

7.	Financial and Other Information.

Each party agrees to provide to the other in a timely manner prior to Closing (a) reasonable access to its books and records and (b) customary schedules listing:  such party’s material contracts; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments; and other information reasonably requested.

Each party will also provide to the other annual financial statements and interim financial statements consisting of a balance sheet and a related statements of income, cash flows, and shareholder’s equity for the period then ended which fairly present the financial condition of each as of their respective dates and for the periods involved, and such statements shall be prepared in accordance with generally accepted accounting principles of the United States consistently applied, on Closing, for such period or periods as shall be set forth in the definitive agreement.

8.
Expenses.  Subject to the express terms of this memorandum of agreement, each party will bear its own costs and expenses incurred in connection with consummating the transactions contemplated hereby.  Each party shall indemnify and hold harmless the other therefrom.

9.
Conduct of Business of Cascade Pending Closing.  Except as discussed in paragraphs 5.1.1 to 5.1.11 above and until Closing or termination of this memorandum of agreement, Cascade will conduct business only in the ordinary course and none of the assets of Cascade shall be sold or disposed of except in the ordinary course of business or with the written consent of Optical.  Until Closing, Cascade shall remain current in its reporting obligations with the SEC.

10.
Conduct of Business of Optical Pending Closing.  Until Closing or termination of this memorandum of agreement, Optical will conduct business only in the ordinary course and none of the assets of Optical shall be sold or disposed of except in the ordinary course of business or with the written consent of Cascade.

11.	Other.

11.1.
Optical represents and warrants to Cascade that each principal shareholder of Optical has been provided a copy of this memorandum of agreement and each such principal shareholder has agreed to participate in the Exchange and exchange their Optical Stock for Parent stock subject to and in accordance with the definitive agreements to be negotiated between Cascade and Optical.

11.2.
Each of Cascade, Optical, and each principal shareholder of Optical shall use their commercially reasonable best efforts to satisfy all conditions to the Closing and to obtain all permits, authorizations (including corporate authorizations), regulatory approvals and third-party consents necessary or appropriate for the consummation of the Exchange.

11.3.
The definitive agreements shall be executed promptly following the execution of this memorandum of agreement.  This memorandum of agreement will remain effective through December 31, 2009, unless terminated by either Cascade or Optical due to another party’s breach.  This memorandum of agreement may be extended past December 31, 2009 by written approval from both Cascade and Optical.

11.4.	All notices or other information deemed required or necessary to be given to any of the parties shall be given at the addresses set forth below their signatures below.

11.5.	The transactions which are contemplated herein, to the extent permitted, shall be governed by and construed in accordance with the law of the State of California.

11.6.
Each party and its agents, attorneys and representatives shall have full and free access to the properties, books and records of the other party (the confidentiality of which the investigating party agrees to retain) for purposes of conducting investigations of the other party.

11.7.
The substance of any public announcement with respect to the Exchange and other transactions contemplated hereby, other than notices required by law, shall be approved in advance by all parties or their duly authorized representatives.

11.8.
In the event of the abandonment of the transactions contemplated by this memorandum of agreement prior to the consummation of the Exchange, each party shall bear and pay its own costs and expenses and shall indemnify and hold the other parties harmless therefrom.  Following execution and delivery of the definitive agreement, that agreement will control the rights of the parties in this respect.

This memorandum of agreement evidences the present mutual intention of the parties hereto and is intended to be legally binding to the extent provided herein.  The transactions contemplated herein may be terminated only as provided herein or in a writing signed by Cascade and Optical.

This memorandum of agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

By their execution hereof, each of Cascade and Optical, for itself and on behalf of the majority shareholders of Optical (each a “party”), acknowledges to and agrees with the other parties that in the exercise of the several rights granted to each party pursuant to this memorandum of agreement, a party, and/or officers, directors, employees, shareholders, partners, agents or representatives, may become familiar with or aware of certain Confidential Information (as such term is hereinafter defined) disclosed by another party or one or more of its officers, directors, employees, shareholders, partners, agents or representatives (each of such relationships being defined herein as an “Affiliate”).   Accordingly, each party hereby agrees that any and all Confidential Information disclosed or furnished to it or to any of its Affiliates, by another party or any of its Affiliates, is and shall remain proprietary to the disclosing party.  No party, nor any Affiliate of such, shall have any rights to distribute or divulge any of such Confidential Information to any third party without the disclosing party’s prior consent, or to use any of such Confidential Information in any way detrimental to the disclosing party or any of its Affiliates, or in any way which would otherwise destroy, injure or impair any of the disclosing party’s or its Affiliates’ rights in or in respect of any such Confidential Information including, without limitation, by using any of such Confidential information to solicit away from the disclosing party any of its employees, contractors, customers or vendors or other business relationships, or to establish or assist any person or entity which is or will be, directly or indirectly, in competition with the disclosing party.  For purposes of this Agreement, the term “Confidential Information” shall mean any and all proprietary information belonging to a disclosing party, whether tangible or intangible, written or oral, including, without limitation, any intellectual property rights, books and records, computer software and files, lists of (or proprietary information concerning) its customers, suppliers, vendors and other business relationships, and any other item which may properly be classified as a protected trade secret.  To constitute Confidential Information under this memorandum of agreement, information shall be identified at the time of communication and in the form of such communication (e.g., in writing if the information is communicated in writing).  Each party expressly agrees and understands that its agreement to abide by the provisions of this paragraph constitute a material part of the consideration inducing the other party to enter into this memorandum of agreement and consider the transactions contemplated herein, and that any violation of such provisions could create immediate and irreparable harm to the disclosing party.  In the event of any breach of the provisions of this paragraph, the parties hereby agree that, in addition to whatever other remedies may be available to a party, a disclosing party shall be entitled to seek injunctive and other equitable relief, and each party hereby waives any bonding or other requirement as a precursor thereto.

If the foregoing correctly sets forth the agreement of the parties, please execute this memorandum of agreement in duplicate as provided below, retain one copy for your records, and return one to the undersigned, whereupon this will be a binding agreement among the parties hereto in accordance with the terms hereof.

Very truly yours,

Cascade Technologies Corp.

By:  /s/ J. Danforth
                         Name:  J. Danforth
Title:  Chief Financial Officer

Address for Notices:
1530 9th Avenue S.E.
Calgary, Alberta T2G 0T7
E-Mail:  jdanforth@isgsecurities.com

Agreed and Accepted
as of the 11th day of December 2009:

“Optical”

Spectral Molecular Imaging, Inc.

By:  /s/ Daniel L. Farkas
Daniel L. Farkas Ph.D.
Chairman

Address for Notices:
8591 Skyline Drive
Los Angeles, CA 90046
E-Mail:  dlfarkas@gmail.com

Schedules omitted.  The Registrant has agreed to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule A – Optical Stock

Schedule B – Capitalization

Schedule C – Form of Articles of Restatement of Articles of Incorporation of Cascade to Authorize the Issuance of Blank Check Preferred Stock and Change the Name of Cascade

Schedule D – Form of Articles of Amendment Setting forth the Designation, Rights and Preferences for the Series A Preferred

Schedule E – Form of Articles of Amendment Setting forth the Designation, Rights and Preferences for the Series B Preferred